October  14,  1998



Securities  and  Exchange  Commission
450  5th  Street  N.W.
Washington,  D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 13, 1998, to be filed by our former client, Taurus Entertainment Companies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very  truly  yours,

/S/  Simonton,  Kutac  &  Barnidge  L.L.P.


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